LAUNCH AND INTEGRATION SERVICES AGREEMENT
                                 BY AND BETWEEN

                                 SPACEDEV, INC.
                                       AND
                                  DOJIN LIMITED

         This Launch and Integration Services Agreement ("Agreement") is entered into by and between SpaceDev, Inc. ("SpaceDev"), whose principal place of business is 13855 Stowe Drive, Poway, California and Dojin, Limited ("Customer" or "Dojin"), whose principal place of business is 4560 Kinsey Drive, Tyler, Texas. The parties to this Agreement may be referred to collectively herein as the "Parties".

         Whereas, Customer has requested SpaceDev to provide launch and integration services to transport Customer's payload using the Near Earth Asteroid Prospector (NEAP) in conjunction with its deep space mission to the target asteroid identified as Nereus; and

         Whereas, Customer and SpaceDev wish to set forth their agreement for the provision of launch and integration services by SpaceDev in accordance with the terms and conditions of this Agreement;

         The Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         In this Agreement, capita1ized terms used and not otherwise defined herein shall have the following meanings, such terms being equally applicable to the singular and plural forms:

         1.1 BEST EFFORTS: Diligently working in a good and workmanlike manner as a reasonable, prudent provider of launch services.

         1.2 CONFIDENTIAL DATA: As defined in Article 22 of this Agreement.

         1.3 CUSTOMER'S PAYLOAD: All property that is provided by Customer as described in the Statement of Work, Exhibit A hereto, to be flown aboard the Launch Vehicle.

         1.4 DUE DATE: The date indicated in Exhibit B, Payment Schedules, expressed as: (1) a date within a specified number of days from the Effective Date of this Agreement, (2) a date within a specified number of days from the satisfactory completion of a Milestone Event, or (3) the date of the later of
(1) or (2).

         1.5 EXCUSABLE DELAY: As defined in Article 13 of this Agreement.
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         1.6 INTELLECTUAL PROPERTY: Any inventions, software, designs, patents, trademarks, registered designs, copyrights, trade secrets and other proprietary data or information of a Party.

         1.7 LAUNCH: Issuance of the launch command from the launch sequencer followed by flow of fuel or oxidizer into any of the first stage engines of the Launch Vehicle that has been integrated with NEAP. The intent of this definition is that a Launch shall be considered to occur at the "point of no return", i.e., the earliest point in the launch sequence when it is no longer possible to prevent either lift-off or destruction of the Launch Vehicle or NEAP.

         1.8 LAUNCH ATTEMPT: The pre-launch and launch operation of the Launch Vehicle that has been integrated with NEAP, up to the point of, but not including, lift-off.

         1.9 LAUNCH DAY: A calendar day established for the Launch pursuant to this Agreement within which the Launch Window is open.

         1.10 LAUNCH FAILURE: As defined in Paragraph 13.2 of this Agreement.

         1.11 LAUNCH AND INTEGRATION SERVICES: Those services to be performed by SpaceDev as specified in Article 6, Services To Be Provided By SpaceDev, and in the Statement of Work, Exhibit A hereto.

         1.12 LAUNCH SITE: The physical location for the Launch, including the associated installations and equipment used by SpaceDev in connection with the Launch and Integration Services.

         1.13 LAUNCH SUCCESS: As defined in Paragraph 12.1 of this Agreement.

         1.14 LAUNCH TIME: The time within the Launch Window and when the Lift-off of the Launch Vehicle is scheduled to take place and, if Lift-off occurs, the time of Lift-off, defined in hours, minutes and seconds in Universal Time (UTC).

         1.15 LAUNCH VEHICLE: The manufacture launch model as defined in the appropriate Vehicle Space Launcher Users Handbook, which is to be used to perform the launch Services for NEAP.

         1.16 LAUNCH WINDOW: A time period during the Launch Day within which the Launch may take place.

         1.17 LIFT-OFF: The moment of intentional first motion of the Launch Vehicle that has been integrated with NEAP, containing the customer's payload.

         1.18 MILESTONE EVENT: A task of sufficient importance and accomplishment that it warrants the establishment of an earned value as specified in Exhibit B of this Agreement.

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         1.19 MISSILE TECHNOLOGY CONTROL REGIME: The Policy Statement between the United States, United Kingdom, the Federal republic of Germany, France, Italy, Canada, and Japan, announced on April 16, 1987 and as defined by the Untied States Department of State, International Traffic in Arms Regulations, 22 C.F.R. ss. 120.29.

         1.20 NEAP: Near Earth Asteroid Prospector.

         1.21 PAYLOAD PROCESSING FACILITY: The complex composed of various facilities and equipment located in the vicinity of the Launch Site, or designated by SpaceDev as the integration area for the Launch Site.

         1.22 STATEMENT OF WORK: As set forth in Exhibit A, "Statement of Work", hereto and made a part hereof.

         1.23 TECHNICAL DATE: As defined by the Department of State, International Traffic in Arms Regulations, 22 C.F.R. ss.120.10.

         1.24 TECHNICAL ASSISTANCE AGREEMENT: Means any and all Technology Assistance Agreements between Customer and SpaceDev.

         1.25 TECHNOLOGY TRANSFER CONTROL PLAN: Means the Technology Transfer Control Plan required by the United States Department of State, Office of Defense Trade Controls and agreed to by Customer and SpaceDev as a condition of any license or authorization to export Customer's Payload to be launched by SpaceDev pursuant to this Agreement or any Technical Data Related to such Payload.

         1.26 THIRD PARTY: Any person or legal entity other than the Parties.

                                    ARTICLE 2

                               SCOPE OF AGREEMENT

         2.1 The scope of this Agreement shall encompass all commercial launch services and the transportation of the desired equipment pursuant to the Customer's requirements as set forth in the attached Exhibit A.

                                    ARTICLE 3

                                      TERM

         3.1 This Agreement shall be effective on the date this Agreement is executed by both Parties and shall continue in full force and effect unless terminated sooner in accordance with Section 24 of this Agreement.

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                                    ARTICLE 4

                         COVENANT OF WARRANTY OF RIGHTS

         4.1 SpaceDev hereby warrants that it possesses the power and authority necessary for it to enter into this Agreement and to provide to the Customer launch capabilities and the transportation of the payload which is the subject of this Agreement. SpaceDev covenants that it will exercise its best efforts to obtain the necessary governmental licenses to allow it to privately and commercially launch the NEAP mission that is the subject of this Agreement.

         4.2 Customer hereby warrants that it possesses the power and authority necessary for it to enter into this Agreement and to purchase the launch services, transportation fees, and the payload that is the subject of this Agreement. Customer further warrants that it has not executed and will not execute or in any manner enter into any agreement in conflict herewith.

         4.3 The Parties warrant that this Agreement's execution has been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation on each party, enforceable in accordance with its terms. The Parties warrant that no suit, action, arbitration, or legal, administrative, or other proceedings or governmental investigation is pending or threatened against or affecting the parties, their business or properties, their financial or other conditions, or the transaction contemplated under this Agreement. Furthermore, the Parties warrant that neither the execution nor delivery of the Agreement nor the consummation of the transaction contemplated by it would constitute a default or violation of the Parties' articles of incorporation, bylaws, or any license, lease, franchise, mortgage, instrument, or other agreement.

         4.4 Customer's Payload must not pose any danger to NEAP or its mission. Furthermore, SpaceDev reserves the right to refine and exclude any Customer Payload at its sole discretion.

                                    ARTICLE 5

                            DISCLAIMER OF WARRANTIES

         5.1 There are no warranties that extend beyond the description of the goods and services provided in this Agreement. SpaceDev disclaims any warranty of any other kind, including any warranty that the services provided hereunder will meet any requirement of the client beyond those set forth in the attached Exhibit A.

                                    ARTICLE 6

                       SERVICES TO BE PROVIDED BY SPACEDEV

         6.1 SpaceDev, in consideration for payments made by Customer under this Agreement, and in accordance with the terms and conditions contained herein, shall use its best efforts to provide Launch and Integration Services for the Launch of Customers Payload aboard NEAP. These Services shall be as described in the Statement of Work, Exhibit A hereto, utilizing the Launch Vehicle for the purpose of launching NEAP.

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         6.2 In the event that any Launch results in a Launch Failure, SpaceDev will provide relaunch services at no additional charge.

         6.3 All data and documentation in connection with the Launch and Integration Services shall be delivered to Customer in accordance with the requirements specified in the Statement of Work.

         6.4 In order for SpaceDev to successfully complete the mission, SpaceDev shall have full and exclusive responsibility for all aspects of the NEAP spacecraft integration and mission. Customer agrees to submit their fully tested payload to SpaceDev in accordance with the specifications set forth in the attached Schedule A. SpaceDev will test the payload to verify that it meets the contractual requirements for dimensions, weight, and other mutually agreed conditions as set forth in the attached Schedule A; as soon as the requirements are verified, SpaceDev will notify Customer. From the date of the notice, SpaceDev shall then be responsible for the instrument and its integration into NEAP; however, SpaceDev's actions will be governed by Article 11 "Rights of Ownership and Custody".

                                    ARTICLE 7

                           CUSTOMER'S RESPONSIBILITIES

         7.1 Customer shall, on a timely basis, perform its obligations under this Agreement and as set forth in the Statement of Work, Exhibit A hereto, including, without limitation, the timely delivery, at its expense, of the Customers Payload to the Payload Processing Facility in order to meet the requirements for integration specified in the Statement of Work, Exhibit A hereto. Unless otherwise stated, Customer shall deliver Customer's fully tested Payload to SpaceDev no later than ninety (90) days prior to the Launch Date.

                                    ARTICLE 8

                                 PURCHASE PRICE

         8.1 Customer shall pay to SpaceDev for the Launch and Integration Services to be provided by SpaceDev pursuant to this Agreement, the firm-fixed price for such services are specified on Exhibit B attached hereto.

         8.2 The price set forth in Exhibit B is the firm and fixed price for the cost of the Launch and Integration Services, including, without limitation, the cost of the third-party liability insurance specified in Article 17, "Third-Party Liability Insurance," and all taxes and duties that may be imposed by any local governmental authorities with respect to the Launch and Integration Services. The price also includes re-launch insurance for Customer's Payload.

         8.3 The price set forth in paragraph 8.2 does not include any amounts payable by Customer pursuant to Article 10, "Launch Schedule Adjustments."

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         8.4 SpaceDev reserves the rights to increase the price charged by
SpaceDev in the event of additional technical requirements of the Customer after delivery of the payload to SpaceDev for inspection and acceptance.

                                    ARTICLE 9

                           GENERAL PAYMENT CONDITIONS

         9.1 Within ten (10) days of the execution of this Agreement, Customer shall pay a down payment as set forth in Exhibit B. If Customer terminates this Agreement within six (6) months of executing this Agreement, then the down payment shall be refunded to Customer. If Customer terminates this Agreement after six (6) months, Customer shall forfeit the down payment in its entirety. SpaceDev shall provide launch insurance sufficient to either recover the down payment or provide a re-launch in the event of launch failure. Customer shall deposit into the escrow account named in Section 9.4 below, the total balance due, prior to Customer's payload being integrated into NEAP.

         9.2 Adjustments to the launch schedule pursuant to Article 10 "Launch Schedule Adjustments" shall not modify the applicable Payment Schedule in Exhibit B as regards payments already made.

         9.3 SpaceDev shall deliver to Customer an invoice for each payment as specified in Exhibit B on the Due Date of such payment. Following receipt of SpaceDev's invoice, Customer shall pay the amount due not later than the number of days following the Due Date that are specified in Exhibit B (some Due Dates are not established until satisfactory completion of the Milestone Event for that payment). One (1) original invoice and two (2) copies shall be sent to Customer's address set forth in Article 27, "Notices and Language".

         9.4 All payments to be made to SpaceDev hereunder shall be made in U.S. Dollars by Electronic Funds Transfer to SpaceDev's account listed below.

                    Bank:         First National Bank
                    Account No.:  0092103779
                    Routing No.:  122238938

         Any such finds deposited into SpaceDev's escrow account shall be released to SpaceDev in the amount and on the Due Date as specified in Exhibit
B. SpaceDev shall notify Customer of such releases of funds.

         9.5 Payments made under this Agreement shall not be deemed to constitute a waiver of any rights, either expressed or implied, that either Party may have under this Agreement.

         9.6 Customer, in its sole discretion, has the option to make payments earlier than the scheduled date of said payments.

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         9.7 Interest at the rate of one percent (1%) per month shall be applied to all payments required to be paid by Customer for the period beyond the due date of such payment until paid. The payment of the interest only shall not release Customer from its obligations to pay the principal of the payment.

                                   ARTICLE 10

                           LAUNCH SCHEDULE ADJUSTMENTS

         10.1 Changes to the Launch Schedule will be provided to Customer in writing and shall be governed by the following terms and conditions.

         10.2 SpaceDev will promptly provide written notice to Customer of any action which will result in the postponement of a Launch.

         10.3 In the event of a launch postponement due to an excusable delay under Article 13, "Excusable Delay", herein, the Launch Schedule for the postponed Launch shall be extended for a period of time equal to such period of Excusable Delay.

                                   ARTICLE 11

                         RIGHTS OF OWNERSHIP AND CUSTODY

         11.1 SpaceDev hereby acknowledges and agrees that at no time shall it obtain title to or any ownership of, or any other legal or equitable right or interest in any part of Customer's Payload, or any other tangible or intangible property or hardware of Customer including, without limitation, any Intellectual Property rights with respect to Customer's Payload. Such property shall be considered to be the sole and exclusive property of Customer.

         11.2 SpaceDev shall be authorized to destroy the Launch Vehicle and NEAP, including Customer's Payload, in the event that, following ignition of the engines, such action shall prove necessary to avoid damage or injury to persons or property.

                                   ARTICLE 12

                        LAUNCH SUCCESS AND LAUNCH FAILURE

         The performance of Launch and Integration Services shall be considered either a success or a failure in accordance with the following criteria:

         12.1 Launch Success (or "Successful Launch") shall be a Launch that is not a Launch Failure (according to the definition of Launch Failure in Paragraph 12.2).

         12.2 Launch Failure: The performance of the Launch and Integration Services hereunder shall he considered to be a Launch Failure in the event that loss of or damage to Customer's Payload is caused solely and directly by Launch Vehicle or NEAP failure.

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         12.3 Corrective Actions Followed Any Launch Failure: In the event of any failure of any Launch performed by SpaceDev, SpaceDev shall use its Best Efforts to take all actions necessary to correct the cause of causes of such failure or failures as may be required by Customer and/or insurance underwriter(s) acceptable to Customer. SpaceDev and Customer will both use their Best Efforts to determine the cause in the event of a Launch Failure.

         12.4 If Launch failure was due to Customer's Payload, then SpaceDev shall not be required to provide any further services to Customer in conjunction with this Agreement, nor shall SpaceDev reimburse Customer any portion of the Purchase Price as set forth on Schedule B.

         12.5 If the Launch Failure was not the fault of Customer, Customer shall be relieved from all obligations to pay the balance of the purchase price.

                                   ARTICLE 13

                                 EXCUSABLE DELAY

         13.1 Except as specifically provided in paragraphs 21.3 and 21.4, neither Customer nor SpaceDev shall be liable to the other in the event of a failure or delay in the performance of their respective obligations or commitments hereunder, and the date on which those obligations or commitments are to be fulfilled shall be extended for the period of time of such delay, provided that such failure or delay was unforeseeable and due to a cause beyond Customer's or SpaceDev's reasonable control, as the case may be, and not due to that Party's fault or negligence. Such causes include, without limitation, the following: acts of God, acts of any governmental authority in its sovereign capacity, wars (declared or undeclared), riots or social uprisings, revolutions, fires, floods, typhoons, earthquakes, freight embargoes, strikes, lock-outs, or other labor disturbances, adverse weather, or declared launch safety conditions that do not permit a Launch ("Excusable Delay").

         13.2 In the event of an Excusable Delay, the Party so affected shall promptly inform the other Party in writing of the date, nature, extent of the occurrence and, in the event of a delay, its expected length. The Party so affected shall use its Best Efforts and all means reasonably available to it to overcome such occurrence. Both Parties shall consult as soon as possible after the occurrence of Excusable Delay to find an appropriate solution. Such efforts shall include, without limitation, the expediting of materials and the provision of additional labor notwithstanding that such efforts may result in additional expense to the affected Party, provided such additional expense is reasonable.

         13.3 Except as provided in Paragraph 24.4.4, the schedule for the Launch Services affected by an Excusable Delay may be postponed if required, for the period of the Excusable Delay.

         13.4 Nothing contained herein shall be constructed so as to require a party to settle any strike or labor dispute in which it may be involved.

                                      -8-
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                                   ARTICLE 14

                          INSURANCE AND RISK MANAGEMENT

         14.1 SpaceDev shall provide, at no expense to Customer, risk management services for the launch and the payload that is the subject of this Agreement, including, but not limited to, general liability insurance, launch insurance, and specific property insurance.

                                   ARTICLE 15

                            ASSUMPTION OF LIABILITIES

         15.1 Subject to the terms and conditions of the Agreement, SpaceDev shall not be liable for any obligations or liabilities of Customer of any kind or nature other than those specifically assumed by SpaceDev under this Agreement.

                                   ARTICLE 16

                                 INDEMNIFICATION

         16.1 Customer shall indemnify, defend, and hold harmless SpaceDev, and its officers, directors, shareholders, employees, agents, and representative, against all liability, demands, claims, costs, losses, damages, recoveries, settlements, and expenses including interest, penalties, attorney fees, accounting fees, expert witness fees, costs, and expenses incurred by SpaceDev known or unknown, contingent or otherwise, directly or indirectly arising from or related to any untruth, inaccuracy, misrepresentations, or breach of any warranties made by Customer in this Agreement.

                                   ARTICLE 17

                         THIRD PARTY LIABILITY INSURANCE

         17.1 In order to protect each party against any claims by any Third Party arising out of, relating to or resulting from the Launch and Integration Services provided under the Agreement, including damage caused by NEAP, SpaceDev shall procure and maintain an occurrence basis type insurance policy covering liability for bodily injury, including death, to Third Parties, and loss of or damage to property of Third Parties. Such insurance ("Third Party Liability Insurance") shall be in the amount of One Hundred Million U.S. Dollars (US$100,000,000) and shall be obtained from commercial insurance carriers. Such insurance shall name Customer as additional insured and shall provide that the insurers shall waive all rights of subrogation that may arise by contact or at law against Customer.

         17.2 Attachment of Risk for the third party liability insurance referred to in Paragraph 17.1 will occur upon delivery of Customer's Payload to SpaceDev in connection with Article 7.

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                                   ARTICLE 18

                                INSURANCE SUPPORT

         18.1 If Customer so requests, SpaceDev shall, at its own expense, assist Customer in obtaining a policy of launch insurance from a commercial Customer's insurer of Customer's choosing, the cost of said policy to be paid by Customer, naming Customer as insured. Such assistance shall include attending underwriting presentations and furnishing information and materials regarding the Launch Site, Launch Vehicle, and the Launch and Integration Services, including access to the Launch Site, if necessary, as needed to secure such insurance.

         18.2 If Customer makes any claim under its insurance, SpaceDev agrees to provide, at its own expense, all relevant and necessary information regarding the Launch that may be requested by Customer or its insurers to assist in settling any claim, and will provide access to the Launch Site and other launch facilities, if necessary, for the purpose of the insurer's investigation of such claim.

                                   ARTICLE 19

                               ALLOCATION OF RISKS

         19.1 Inter-participant Waiver of Liability.

                  19.1.1 Except as otherwise expressly provided in this Agreement, in view of the particular nature of the services to be performed hereunder, Customer and SpaceDev irrevocably agree to a no fault, no-subrogation, inter-participant waiver of liability pursuant to which each Party agrees to assume the risk of and to absorb the financial and any other consequences whether direct or indirect, of any property damage or loss it sustains or for any bodily injury to, death of, or property damage or loss sustained by its own employees directly or indirectly arising out of, relating to or resulting from any and all activities carried out under this Agreement, and each Party further agrees that it will not make any claim or institute any administrative, arbitral or judicial proceedings against the other Party for any such property damage or bodily injury, including death; provided, however the foregoing inter-participant waiver will not apply to any damage, loss, bodily injury, or death sustained by a Party that is cause by the other Party's gross negligence or willful or intentional misconduct.

                  19.1.2 The inter-participant waiver provisions of this Article shall inure to the benefit of, and be binding upon, the successor and permitted assigns of each Party.

         19.2 Liability for Infringement of Intellectual Property Rights.

                  19.2.1 SpaceDev shall indemnify, defend, and hold harmless Customer from and against any and all claims arising out of or relating to any infringement, or claim of infringement of the Intellectual Property rights of a Third Party, that may result from Customer" use of SpaceDev" Launch and Integration Services including, but not limited to the use of any and all products, processes, articles of manufacture, supporting equipment, and facilities.

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         19.2.2 Customer shall indemnify, defend and hold harmless SpaceDev from and against any and all claims arising out of or relating to any infringement, or claim of infringement of the Intellectual Property rights of a Third Party, that may result from Customer's design, manufacture or operation of Customer's Payload launched by SpaceDev or by SpaceDev's compliance with specifications furnished by Customer with respect to the Launch and Integration Services.

         19.3 Rights and Obligations

         The right to indemnification provided under this Article 19, shall be subject to the following conditions.

                  19.3.1 The Party seeking indemnification shall promptly advise the other Party in writing of the filing of any suit, or of any written or oral claim against it alleging an infringement of any Third Party's rights, upon receipt thereof; and shall provide the indemnifying Party, at its sole cost and expense, with copies of all relevant documentation;

                  19.3.2 The Party seeking indemnification shall not make any admission nor shall it reach a compromise or settlement nor take any steps in a dispute with any Third Party without the prior written approval of the other Party, which approval shall not he unreasonably withheld or delayed;

                  19.3.3 The indemnifying Party shall have the obligation to defend and/or settle any claim or suit when not contrary to the governing rules of procedure, shall pay all reasonable litigation and administrative costs and expense (including reasonable attorneys' fees) incurred in connection with the defense of any such claim or suit, shall satisfy any arbitral awards or judgments rendered by a court of competent jurisdiction in such suits, and shall make all settlement payments in connection therewith; and

                  19.3.4 In the event that SpaceDev and Customer shall be the subject of the same infringement claim involving both Paragraphs 19.3.1 and 19.3.2, SpaceDev and Customer shall jointly assume the defense and shall jointly share the cost of any judgment, award settlement, cost or expense on a pro-rata basis according to their respective share of liability. In the event of any disagreement with respect to the pro-rata allocation of any amount referred to in the immediately preceding sentence, such allocation shall be determined through good faith negotiation or final judgment of a court of competent jurisdiction.

         19.4 WITHOUT LIMITING THE GENERALITY OF THE INTER-PARTICIPANT WAIVER OF LIABILITY SET FORTH IN ARTICLE 19, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER AND TO PERSONS CLAIMING BY OR THROUGH SUCH PARTY UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY OTHER LEGAL OR EQUITABLE THEORY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, COSTS OF EFFECTING COVER, LOST PROFITS LOST REVENUES OR OTHER ECONOMIC DAMAGES OR LOSSES.

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                                   ARTICLE 20

                         RIGHTS TO INTELLECTUAL PROPERTY

         20.1 Each party acknowledges and agrees that neither the execution nor the performance by either Party of this Agreement shall grant any ownership rights or any other right, title or interest in, or license to, any Intellectual Property of the other Party including, without limitation, any Intellectual Property conceived and first actually reduced to practice in the course of the performance of this Agreement by such Party, unless such grant is expressly recited in a separate written document duly executed by or on behalf of the granting party. Notwithstanding the foregoing sentence, SpaceDev hereby grants to Customer for the duration of its performance under this Agreement the right to duplicate, disclose, and use all interface and integration data necessary for performance of this Agreement subject to Article 22, "Confidential Data".

                                   ARTICLE 21

                         LICENSES, PERMITS AND APPROVALS

         21.1 SpaceDev shall be responsible for obtaining all necessary government licenses, permits, approvals, and other documentation for the performance by SpaceDev of the launch and Integration Services.

         21.2 Customer, if not a U.S. entity, shall be responsible for obtaining all necessary U.S. government licenses, permits, approvals, and other documentation regarding the export from the United States of technical information and data necessary for the performance by SpaceDev of the Launch and Integration Services regarding the export of Customer's Payload from its country of origin to the Launch Site. Customer shall use reasonable efforts to obtain such licenses, permits, or approvals as soon as possible, and SpaceDev or its designee shall, within the prescriptions of applicable law, if requested by Customer, participate in the procedures necessary to obtain such licenses, permits, or approvals. If Customer fails to obtain such licenses, permits, or approvals due to Customer's lack of reasonable efforts, Customer shall forfeit all payments made to that date. SpaceDev shall comply with any requirements that may be imposed by the government of the country of origin of Customer's Payload so that Customer may obtain such licenses, permits, or approvals. Customer shall inform SpaceDev in writing of any such requirements that require SpaceDev's compliance.

         21.3 In the event that Customer, despite using its reasonable efforts, is unable to obtain (or if obtained, is subsequently revoked or suspended) the necessary U.S. Government licenses, permits or approvals for the export of Customer's Payload for Launch from the Launch Site at least three (3) months prior to the first day in the Launch Period for that launch, or if the export license imposes requirements on SpaceDev that SpaceDev is not capable of satisfying, then the Parties shall meet to consider if additional actions could be taken to obtain such licenses, permits or approvals, or if other solutions are available. If, after considering all reasonable alternatives, the Parties have exhausted all other courses of actions, then Customer shall be entitled to terminate this Agreement with respect to the launch of Customer's Payload for which the necessary export authorization has not been obtained or has been revoked or suspended, and Article 13 "Excusable Delay' shall not apply.

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                  21.3.1 If the denial, revocation, or suspension of such
         licenses, permits, or approvals is the result of actions or inaction's attributable to SpaceDev or the Customer's government, SpaceDev shall refund to Customer within sixty (60) days of the date of the termination notice all payments made by Customer under this Agreement with respect to the Launch of the affected Payload. For the Purpose of this paragraph 21.3.1 any action by the U.S. government to deny or revoke Customer's export authorization as a result of an alleged failure of government or SpaceDev or its general partners to fully comply with the requirements of the Missile Technology Control Regime ("MTCR"), any Treaty or agreement (including, but not limited to, Executive Agreements, Memoranda and Understanding and other agreements between departments or agencies of the U.S. government), the Technology Transfer Control Plan ("TTCP"), Technology Assistance Agreement or any condition or provision of any export license or authorization, shall be deemed to be the result of actions of SpaceDev.

                  21.3.2 If the denial of such licenses, permits or approvals is not the result of actions or inactions attributable to either SpaceDev or Customer, SpaceDev shall be entitled to retain as termination charges all payments made by Customer until the date of the termination notice up to the smaller of ten percent (l0%) of the purchase price and maximum amount of One Hundred Thousand United States Dollars (US$1OO,000). If the amounts paid to SpaceDev by Customer for the Launch Services to terminate exceed One Hundred Thousand United States Dollars (US$100,000), SpaceDev shall refund to Customer within sixty
         (60) days of the date of the termination notice all amounts paid in excess of one hundred thousand United States Dollars (US $100,000).

         21.4 Each Party shall be solely responsible for any expense incurred in obtaining the licenses, permits, approvals, authorizations, notices, and other documentation such Party is required to obtain under this Article 21, provided that each Party agrees to provide reasonable assistance to the other Party, at its own expense, in obtaining such licenses, permits, approvals, authorizations, notices, and other documentation.

         21.5 SpaceDev shall obtain whatever licenses, permits, approvals or other documentation from any governmental authorities that are necessary or appropriate for the performance by the Parties of this Agreement. In the event that such governmental licenses, permits, or approvals are denied or, if granted, are later withdrawn or canceled at any time during the term of this Agreement, Customer shall be entitled to terminate this Agreement, in whole or in part and SpaceDev shall refund to Customer within thirty (30) days of the date of the termination notice all payments made by Customer under this Agreement and Article 13, "Excusable Delay" shall not apply.

                                   ARTICLE 22

                                CONFIDENTIAL DATA

         22.1 In the course of performance of its obligations hereunder each Party may disclose data and information of a technical and financial nature that is considered to be proprietary and confidential, including, without limitation, information originally created by or available only from the disclosing Party, or a Third Party with respect to which the disclosing Party has limited disclosure rights ("Confidential Data"), Such Confidential Data shall be marked prominently as confidential or proprietary before its disclosure.

         22.2 A Party receiving Confidential Data that has been identified as confidential or proprietary shall take all reasonable precautions to prevent its publication or disclosure to any Third Party. Such Party shall use the Confidential Data solely for the performance of its obligations under this Agreement. The Parties shall be deemed to have discharged their entire obligation to maintain confidentiality of Confidential Data hereunder, if they exercise the same degree of care to preserve and safeguard the other Party's Confidential Data as they use to preserve and safeguard their own Confidential Data.

         22.3 Neither Party shall be liable for disclosure or use of any Confidential Data that is;

                  22.3.1 In the public domain, by publication or otherwise, at the time to receipt or that comes into the public domain thereafter through no act of the receiving Party in breach of this Agreement: or

                  22.3.2 Known to the receiving Party or legally in the receiving Party's possession before disclosure by the disclosing Party; or

                  22.3.3 Disclosed with the prior written approval of the disclosing Party; or

                  22.3.4 Independently developed by the receiving Party; or

                  22.3.5 Lawfully disclosed to the receiving Party by a Third Party under conditions permitting such disclosure, or

                  22.3.6 Not properly marked as confidential or proprietary, or

                  22.3.7 Required, but only to the extent necessary, to be disclosed pursuant to governmental or judicial order in which event the Party concerned shall notify the other Party of any such requirement before such disclosure and shall take all reasonable actions to protect the confidentiality of such Confidential Data; or

                  22.3.8 Required in connection with the financing of this Agreement or of Customers Payload or in connection with the procurement of insurance or the presentation of any insurance claim, provided any recipient shall have first agreed to be bound by the nondisclosure and use restrictions contained herein.

         22.4 Upon termination or completion of this Agreement, and upon request, each Party agrees to return all Confidential Data (including all copies thereof) received from the other Party or provide written certification that all such Confidential Data has been destroyed, except that each Party may retain one legal file copy Thereof. The confidentiality provisions of this Article 22 shall survive the termination or completion of this Agreement.

         22.5 If the Confidential Data disclosed is verbal, such verbal Confidential Data shall be identified as confidential and proprietary before disclosure and shall be reduced to writing promptly, but in no event later than twenty (20) days, properly marked as confidential or proprietary and delivered to the receiving Party in accordance with this Article 22.

         22.6. All right, title and interest in and to all Confidential Data and any other data or information owned by one Party and delivered or disclosed to the other Party pursuant to this Agreement shall remain exclusively with the delivering or disclosing Party.

                                   ARTICLE 23

                                 NON-COMPETITION

         23.1 SpaceDev's business is to deliver payload packages to certain predetermined destinations in space for a delivery fee. SpaceDev agrees not to compete with its customers but cannot arbitrate among customers regarding their payload content.

                                   ARTICLE 24

                                   TERMINATION

         24.1 This Agreement and the performance of services hereunder may be terminated for cause by either Party upon the occurrence of any one of the following events:

                  24.1.1 The other Party files a voluntary petition in bankruptcy, makes a general assignment, arrangement or composition with or for the benefit of its creditors, suffers or permits the appointment of a receiver for its business assets, becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain pending for more than thirty (30) days or is wound up or liquidated;

                  24.1.2 The other Party breaches any material covenant in this Agreement, which breach remains uncured for a period of time equal to the earlier to occur of: (a) thirty (30) days following receipt of written notice of such breach from the non-breaching Party or (b) five
         (5) days following receipt of written notice of such breach from the non-breaching Party if such breach occurs within thirty (30) days before Launch provided that, SpaceDev shall not be required to perform the outstanding services with respect to Customer's Payload as set forth in Exhibit A if Customer has not cured the breach of any material covenant before the Launch and provided further that, if such breach is not curable using reasonable efforts within the time periods specified in (a) and (b) of this Paragraph 24.1.2 and the Launch is not scheduled or occur before such time, such longer period, not exceeding ninety
         (90) days, provided the breach can be cured within such longer period and the breaching Party has commenced and is diligently proceeding with the cure; or

         24.2 If Customer terminates this Agreement pursuant to Paragraph 24.1.1, it shall be entitled to claim any amounts previously paid to SpaceDev hereunder in excess of launches already performed. If SpaceDev terminates this Agreement pursuant to Paragraph 24.1.1, it shall be entitled to retain all payments made by Customer to SpaceDev hereunder.

         24.3 Customer may terminate this Agreement for its own convenience, at any time before Launch, provided that it shall pay SpaceDev through the effective date of termination in accordance with the termination schedule below. The total price payable shall be inclusive of payments already made to SpaceDev; if the total amount paid by Customer to SpaceDev at the effective date of termination exceeds the amount shown in the table below, then SpaceDev shall refund to Customer the difference between the amount paid by Customer to SpaceDev, and the amount shown in the table below.


      Months Before Launch Day        Total Price Payable Hereunder
      ------------------------        -----------------------------
                 18 months            10% of total price as defined in Exhibit B
                 12 months            27.5%
                  7 months            55%
                  4 months            80%

         The Launch Day referred to in the above table shall be the Launch Day in effect on the effective date of termination.

         24.4 Customer shall be entitled to cancel a Launch and Integration Service and terminate this Agreement for cause upon notice to SpaceDev under the following conditions.

                  24.4.1 In the event that the Launch Date is postponed beyond December 31, 2002, Customer may cancel the Launch Service with respect to such Launch, in which case SpaceDev shall reimburse within thirty
         (30) days of written notice by Customer for all payments made to SpaceDev under this Agreement with respect to such Launch.

                  24.4.2 In the event of a Launch Failure, or a failure of any launch vehicle, within six (6) months before the commencement of the Launch period for the next scheduled Launch, if SpaceDev has not demonstrated to the satisfaction of Customer that the cause of the failure has been identified and that corrective measures have been or are being implemented.

                  24.4.3 In the event of termination in whole or in part, under this Paragraph 24.4, Customer shall not have any liability to SpaceDev under this Agreement with respect to the portion of this Agreement which is terminated, including, without limitation, any of the payment obligations under Article 8, "Purchase Price" or Article 9, "General Payment Conditions", and SpaceDev shall refund to Customer any amount paid under this Agreement with respect to such terminated portion of this Agreement within thirty (30) days of the date of the termination notice.

         24.5 Notwithstanding any provision in this Agreement to the contrary, the termination fees set forth in this Article 24 shall be SpaceDev's sole and exclusive remedy in the event of Customer's default hereunder.

         24.6 On termination of this Agreement, each party agrees to immediately deliver to the other party all documents, data, records, electronic data, notebooks, and similar material relating in away to any proprietary information of the other party, including copies then such party's possession, whether prepared by that party or others. Neither party shall retain any such documents, data, or other items originated by the other party.

                                   ARTICLE 25

                                   CONDITIONS

         25.1 If SpaceDev is unable to successfully complete the NEAP project or if at the sole discretion of SpaceDev, it determines under its own standard of satisfaction and under good faith that a specific mission cannot be successfully completed, then this Agreement shall be void, and all rights granted by this Agreement shall be terminated and forfeited, all funds paid shall be refunded to client and neither SpaceDev nor client shall have any further responsibility or liability to each other.

         25.2 SpaceDev's obligations to provide launch services and transportation of the payload under this Agreement are subject to the satisfaction, at or before the launch date, of all the following conditions. SpaceDev may waive any or all or these conditions in whole or in part without prior notice, except that no waiver of a condition shall constitute a waiver by SpaceDev of any of its rights or remedies, at law or in equity, if Customer is in default of any of its rights representations, warranties, or covenants under this Agreement.

         25.3 All representations and warranties by Customer in this Agreement, or in any written statement delivered to SpaceDev under this Agreement, shall be true in all material respects regarding the launch date as though such representation and warranties were made on and as of that date.

         25.4 Customer shall have performed, satisfied, and complied with all covenants, agreements, and conditions that it is required by this Agreement to perform, satisfy, or comply with on or before the launch date.

                                   ARTICLE 26

                                 INTERPRETATION

         26.1 This Agreement contains the entire agreement of the parties. There are no understandings or agreements between the relative to this Agreement or to its subject matter that are not fully expressed in this Agreement. All prior agreements, discussions, representations, warranties, or statements by the parties are hereby superseded unless they are expressly incorporated in the terms of this Agreement by the terms thereof.

         26.2 All terms and conditions of this Agreement are established on the basis of mutual understanding between the parties. Therefore, the relationship of the parties, including, but not limited to, the rights, obligations and remedies of both parties and the meaning and effectiveness of the terms and conditions of the Agreement shall be construed in the context of this Agreement and to give effect thereto.

         26.3 Article and Section headings are used solely for convenience of reference only and shall not affect the construction of any provision of this Agreement.

                                   ARTICLE 27

                              NOTICES AND LANGUAGE

         27.1 Any communication between the parties in connection with this Agreement shall be made in the English language. Any documents provided by one party to the other shall be written in the English language. Translation by or any document from another language into English shall be at the risk of the party performing the translation. SpaceDev reserves the right to reject any document received if not in accurate English.

         27.2 All important communication notices concerning this Agreement shall be made in writing and shall be sufficient in all respects if delivered in person or by facsimile, telex, or telegram to SpaceDev or to Customer, as the case may be, at the address specified below or such other addresses as a party may give to the other party pursuant to this Section. Any notices sent by telex, facsimile, or telegram shall be confirmed by sending an original of such notice by certified or registered airmail, and if any notice is given by facsimile, the party giving the notice shall at or about the time of sending the facsimile, record the number of pages thereof and brief description of the matters covered.

          SpaceDev: l3855 Stowe Drive, Poway, California 92064

          Dojin:    4560 Kinsey Drive, Tyler, Texas 75703

         27.3 Notices given hereunder shall be deemed to be received in the case of telegrams, telexes and facsimiles on the first business day after the dispatch thereof. Business day means any day other than a Saturday, Sunday, or public holiday in the United States of America.

                                   ARTICLE 28

                 COORDINATION AND COMMUNICATIONS BETWEEN PARTIES

         28.1 Customer and SpaceDev shall each designate a project coordinator immediately following the effective date of this Agreement.

         28.2 The project coordinators shall supervise and coordinate the performance of the Launch and Integration Services and the technical commitments of the respective Parties under this Agreement.

         28.3 The project coordinators shall have sufficient power to be able to settle any technical issues that may arise during the performance of this Agreement as well as any daily administration of the new project coordinator.

         28.4 Either Party may replace its project coordinator by prior written notice to the other Party, signed by an authorized representative, indicating the effective date of designation of the new project coordinator.

         28.5 The project coordinators shall not be authorized to direct work contrary to the requirements of or to make modifications to this Agreement. Modifications to this Agreement shall only be made in accordance with Article 29, Amendments.

                                   ARTICLE 29

                                   AMENDMENTS

         29.1 Either party to this Agreement shall be entitled to request an amendment to this Agreement by submitting its request in writing to the other party. If the other party agrees to amend this Agreement, the amendment shall take effect after it is signed by the authorized representatives of the parties.

                                   ARTICLE 30

                             ASSIGNMENT OF AGREEMENT

         30.1 This Agreement shall be binding upon and shall inure to the benefit of the parties, any successor, and permitted assignees. Neither party shall be entitled to assign all or part of its rights and obligations under this Agreement without the prior written consent of the other party, except that SpaceDev may transfer or assign its rights and obligations under this Agreement to a Third Party or to a wholly owned subsidiary of such Party pursuant to any merger, sale of all or substantially all assets, or other corporate reorganization. Consent to assignment shall not be unreasonably withheld. Notwithstanding this Section, the parties recognize that for the purpose of financing the parties' obligations under this Agreement, it may be necessary for either party to assign by way of security its rights hereunder to a bank or banks or other financial institution. Neither party shall withhold its consent to any such assignment.

                                   ARTICLE 31

                                     DEFAULT

         31.1 Both parties shall have the mutual obligation to notify the other party in writing immediately of any event which could give rise to default under this Agreement.

         31.2 No default of either party to this Agreement in the performance of any of its covenants or obligations, which except for this provision would be the legal basis for rescission or termination of this Agreement by the other party, shall give or result in such rights, unless and until the party committing the default shall fail to correct the default within thirty (30) days after written notice of claim of default, and a statement setting forth the nature thereof is given by the defaulting party by the party claiming default.

         31.3 If either party did not exercise its right to impose sanctions when its interests under this Agreement were violated, such failure shall not be constructed as allowing such violation in the future.

                                   ARTICLE 32

                           JOINT AND SEVERAL LIABILITY

         32.1 If any party consists of more than one person or entity, the liability of each such person or entity signing this Agreement shall be joint and several.

                                   ARTICLE 33

                             SETTLEMENT OF DISPUTES

         33.1 All disputes arising in connection with this Agreement or the validity, interpretation, performance, or breach thereof, shall, if possible, be settled through friendly negotiations. If an amicable settlement cannot be achieved through such negotiations, or the dispute requires urgent settlement, the dispute may be submitted to arbitration by either party.

         33.2 Any controversy, dispute or claim arising out of the interpretation, performance or breach of this agreement (including disputes as to the jurisdiction of the arbitrator) shall be resolved at the request of any party hereto ("Initiation") directed to the Judicial Arbitration and Mediation Service, (JAMS) by a binding arbitration conducted by a single Arbitrator in San Diego County, California in accordance with the California Code of civil Procedure section 1280 et. seq. except as modified by the terms of this Section. The arbitrator shall apply California substantive law to the matter(s) which are the subject of the arbitration. The arbitrator shall have the power to grant such legal and equitable remedies and award such damages as may be grated or awarded by a Judge of the Superior Court of the County of San Diego, California. The arbitrator shall prepare and provide to the parties a written decision ("Decision") on all matter(s) which are the subject of the arbitration, including factual findings and the reasons which form the basis of the Decision of the arbitrator. The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected pursuant to California Code of Civil Procedure sections 1286.2 or 1286.6 for any such error. The Decision shall have the effect and be enforceable in the manner provided by the California Code of Civil Procedure. Costs of the arbitration shall be borne as directed by the arbitrator. The parties hereby agree that the CAR are modified as follows:

                  33.2.1 If the parties have not agreed to an Arbitrator within thirty (30) days after Initiation of arbitration, then JAMS shall appoint a single neutral Arbitrator as soon thereafter as practical.

                  33.2.2 The parties shall be permitted discovery, including depositions, under the supervision and rules set by the Arbitrator; provided, however, that discovery shall be completed within forty-five
         (45) days of selection or appointment of the Arbitrator. The Arbitrator shall have power to impose such sanctions as the Arbitrator deems appropriate for failure of a party or counsel for a party to comply with discovery rules established by the Arbitrator.

                  33.2.3 A hearing before the Arbitrator shall be held no later than ninety (90) days after Initiation of arbitration, unless a hearing is waived by all parties.

                  33.2.4 No later than ten (10) days from the date of closing of the arbitration hearing, or, if an oral hearing has been waived, from the date of transmitting final statements and proofs to the Arbitrator, the Arbitrator shall render a written Decision.

                                   ARTICLE 34

                                  GOVERNING LAW

         34.1 This Agreement shall he construed and enforced in accordance with the laws of the State of California, United States of America, without giving effect to the conflicts of laws provisions thereof.

         34.2 The Parties hereby irrevocably consent to and submit to the exclusive jurisdiction of the federal and state courts located in the State of California, and any action, suit or proceeding under this Agreement may be brought by the Parties in any federal or state court of competent jurisdiction established or sitting in the State of California. Furthermore, the Parties shall nor raise, and hereby waive, any defenses based upon improper venue, inconvenience of the forum, lack of personal jurisdiction, sufficiency of service of process, or the like in any such action, suit, or proceeding brought in the State of California.

         34.3 To the extent that SpaceDev or any of its property is or becomes entitled at any time to assert the claim or defense of sovereign immunity in any legal action, suit or proceeding (including, but not limited to actions, suits, or proceedings brought in the State of California), or in connection with any other legal process in any jurisdiction, SpaceDev for itself and its property hereby irrevocably and unconditionally waives, and agrees not to plead or claim, the claim or defense of sovereign immunity (including, but not limited to, any immunity provided under the Foreign Sovereign Immunities Act of 1976, 28 U.S.C. ss. 1602 et. seq. of the United States of America) with respect to its obligations, liabilities, or any other matter arising under to relating to this Agreement.

         34.4 The Parties agree that the United Nations Convention for the International Sales of Goods shall not be applicable to this Agreement.

                                   ARTICLE 35

                              WAIVERS AND REMEDIES

         35.1 The failure of either SpaceDev or Customer to insist, in any one or more instances, on strict performance of any of the provisions of this Agreement or to take advantage of any of its rights shall not be construed as a waiver of any of these provisions or the relinquishment of any of its rights, but they shall continue and remain in full force and effect. The waiver by a Party of a breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of the same or any other provision, nor shall it constitute a waiver of the provisions itself.

                                   ARTICLE 36

                                ENTIRE AGREEMENT

         36.1 This Agreement, including all its Exhibits, constitutes the entire understanding and agreement between the Parties and supersedes all prior or contemporaneous correspondence, representations, proposals, negotiations, understandings or agreements of the Parties, whether oral or written in connection with the subject matter hereof. The Parties hereby acknowledge that there are no collateral agreements between them with respect to the subject matter hereof.

                                   ARTICLE 37

                          PUBLIC RELEASE OF INFORMATION

         37.1 Each Party shall obtain the written approval of the other Party concerning the content and timing of new releases, articles, brochures, advertisements, prepared speeches, and other information releases to be made by the Party concerning this Agreement or the Launch and Integration Services performed or to be performed hereunder. Such approval shall not be unreasonably withheld.

                                   ARTICLE 38

                                 CONFIDENTIALITY

         38.1 From the date of execution of this Agreement first written above and at all times thereafter, including any time after termination of this Agreement, neither party shall directly or indirectly, use or make available to any person, firm, corporation, partnership, association, or other entity, and shall keep confidential any and all information they have, have had, or may subsequently obtain relative to the others' affairs, relationships to actual or potential customers and sources of supply and the needs and requirements of any such actual or potential plans, and shall keep confidential the prices, investors, contents of contracts and/or agreements pursuant to this Agreement without prior written consent of both parties.

         38.2 In case of the violation of the covenants concerning confidentiality contained in Section 4.6, the party violating the indicated covenants shall bear any damages incurred by the other party as a result of such violation.

         38.3 Nothing in this Agreement means, and cannot be constructed, as a basis for transferring the rights to intellectual property belonging to SpaceDev or its affiliates in relation to its products, components, scientific and production experience and know-how to Customer unless expressly granted by SpaceDev in writing in a special additional agreement between the parties.

                                   ARTICLE 39

                               ORDER OF PRECEDENCE

         39.1 All Exhibits and documents referred to herein are hereby incorporated into the

Agreement and shall form an integral part hereof. The Articles of this Agreement and all Exhibits hereto shall be read so as to be consistent to the extent practicable. In the event of any ambiguity, conflict, or inconsistency among or between the various parts of this Agreement, such ambiguity, conflict, or inconsistency shall be resolved by giving precedence to the documents in the order set forth as follows:

         1. Launch and Integration Services Agreement

         2. Exhibit A, Launch and Integration Services Statement of Work.

         3. Exhibit B, Payment Schedule

         4. Any documents incorporated into the Agreement or Exhibits A or B by reference.

                                   ARTICLE 40

                                     GENERAL

         40.1 All rights and remedies hereunder shall be cumulative and may be exercised singly or concurrently. Failure by either party to enforce any of its rights shall not be deemed a waiver of future enforcement of such rights or any other rights. If any provision of this Agreement is found to be invalid or unenforceable, it shall not affect any other provision this Agreement, and the invalid or unenforceable provision shall be replaced with a provision consistent with the original intent of the parties.

                                   ARTICLE 41

                               TIME IS OF ESSENCE

         41.1 Time is of the essence as to each and every provision of this Agreement.

                                   ARTICLE 42

                           RELATIONSHIP OF THE PARTIES

         42.1 The relationship of the parties to this Agreement is limited to the purposes and transactions contained herein in accordance with the terms of this Agreement. Nothing contained herein shall be construed to create a general partnership or other relationship between the parties or to permit either party to bid for or to undertake any contracts for the other party.

                                   ARTICLE 43

                                  SEVERABILITY

         43.1 Should any single provision of this Agreement be held to be unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the unenforceable provisions were deleted.

         The Parties have executed this Agreement by their duly authorized representatives in duplicate originals on July 14, 1999 at Poway, California.


SPACEDEV, INC.                          DOJIN LIMITED


/s/ James W. Benson                     /s/ Eric Ralls
-----------------------------           -----------------------------
Signature                               Signature

By: James W. Benson                     By: Eric Ralls

Title: Chief Executive Officer          Title: President

                                    EXHIBIT A

                                STATEMENT OF WORK


1. Dojin shall deliver one (1) Compact Disc of standard dimensions and weight to SpaceDev's Payload Processing Facility located at 13855 Stowe Drive, Poway, California, no later than ninety (90) days prior to launch. The size and weight of the compact disc shall not exceed those of commonly available Compact Discs widely available at the signing of this Agreement.

2. SpaceDev shall integrate Dojin's compact disc into NEAP in a manner that SpaceDev determines.

3. SpaceDev shall provide Dojin with verification of integration of the compact disc into NEAP at least sixty (60) days prior to launch.

4. SpaceDev shall launch NEAP containing Dojin's compact disc between July, 2001 and January 31, 2002.

                                    EXHIBIT B

                                PAYMENT SCHEDULE


The total price of this Agreement is Two Hundred Thousand Dollars ($200,000). This amount shall be paid by Dojin to SpaceDev in increments as follows:

1. Two and One-Half percent (2.5%) or Five Thousand Dollars ($5,000) within ten (10) days of the execution of this Agreement.

2.       Twenty-Five percent (25%) or Fifty Thousand Dollars ($50,000) twelve
         (12) months prior to the Launch Date.

3. Twenty-Seven and One-Half percent (27.5%) or Fifty-Five Thousand Dollars ($55,000) seven (7) months prior to the Launch Date.

4. Twenty-Five percent (25%) or Fifty Thousand Dollars ($50,000) four (4) months prior to the Launch Date.

5. Twenty percent (20%) or Forty Thousand Dollars ($40,000) upon successful Launch of Customer's payload.

Note: Any unpaid balance, including that due under paragraph 5. of this Exhibit B above, must be deposited into the escrow account named in Section 9.4 prior to the integration of Customer's payload into NEAP. Pursuant to the terms of this Agreement, SpaceDev shall notify Customer as to the date of integration.



                                      /s/